Exhibit 99.1

MEDIA CONTACT:	Keith Price 330-796-1863
ANALYST CONTACT:	Christina Zamarro 330-796-1042
FOR IMMEDIATE RELEASE

Goodyear Reports Record Second Quarter Results

-	Record second quarter segment operating income of $556 million

-	North America earnings of $321 million, up 54% and a record for any quarter

-	Segment operating margin of 13%, with 3 of 4 business units above 10%

-	Second quarter Goodyear net income of $192 million

-	Completed $50 million in share repurchases in second quarter

-	Company reaffirms 2015 financial targets

AKRON, Ohio, July 29, 2015 – The Goodyear Tire & Rubber Company today reported record results for the second quarter of 2015.

“We delivered outstanding segment operating income growth and achieved a segment operating margin of more than 13 percent, despite significant foreign currency and global economic headwinds,” said Richard J. Kramer, chairman and chief executive officer.

“North America continued to lead the way with a 54 percent increase in segment operating income and a 16 percent segment operating margin driven by strong demand for our products,” he said. “Additionally, three of our four businesses posted segment operating margins in excess of 10 percent.”

Kramer added, “Our strong second quarter results – even amid ongoing global challenges – reflect the strength of our strategy and of our value proposition.”

Goodyear’s second quarter 2015 sales were $4.2 billion, down from $4.7 billion a year ago, with the decrease largely attributable to unfavorable foreign currency translation of $401 million.

Tire unit volumes totaled 40.8 million for the second quarter of 2015, up 1 percent from last year. Original equipment unit volume was up 4 percent. Replacement tire shipments were down 1 percent.

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The company reported second quarter segment operating income of $556 million in 2015, up 21 percent from a year ago and a record for any quarter. The increase in segment operating income was driven by favorable price/mix net of raw materials and cost reduction actions. These were partially offset by inflation and unfavorable foreign currency translation.

Goodyear’s second quarter 2015 net income was $192 million (70 cents per share). Excluding certain significant items, adjusted net income was $229 million (84 cents per share). Per share amounts are diluted.

Second quarter 2015 adjusted net income was also impacted by $79 million (29 cents per share) of U.S. tax expense following the release of the company’s U.S. tax valuation allowance in the fourth quarter of 2014. Due to tax credits and prior tax-loss carryforwards, the company does not expect to pay significant cash income taxes in the United States for about five years.

Goodyear’s second quarter 2014 net income was $213 million (76 cents per share). Excluding certain significant items, adjusted net income was $225 million (80 cents per share). Per share amounts are diluted.

Year to Date

Goodyear’s sales for the first six months of 2015 were $8.2 billion, down 10 percent from the 2014 period, reflecting unfavorable foreign currency translation of $794 million. Tire unit volumes totaled 81.6 million for the first half of 2015, up 1 percent from 2014. Replacement tire shipments were up 1 percent. Original equipment unit volume was up 3 percent.

The company’s first half segment operating income of $947 million was up 14 percent from last year and a record. Compared to the prior year, year-to-date segment operating income reflects the benefits of favorable price/mix net of raw materials and cost reduction actions, which exceeded the impact of inflation and unfavorable foreign currency translation.

Goodyear’s year-to-date net income available to common shareholders of $416 million ($1.52 per share) is up from $155 million (58 cents per share) in 2014’s first half. All per share amounts are diluted.

See the note at the end of this release for further explanation and reconciliation tables for Segment Operating Income and Margin; Free Cash Flow from Operations; Adjusted Net Income; and Adjusted Diluted Earnings per Share, reflecting the impact of certain significant items on the 2015 and 2014 periods.

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Business Segment Results

North America

	Second Quarter		Six Months
(in millions)	2015	2014	2015	2014
Tire Units	15.8	15.3	30.6	29.9
Sales	$2,026	$2,044	$3,884	$3,923
Segment Operating Income	321	208	519	364
Segment Operating Margin	15.8%	10.2%	13.4%	9.3%

North America’s second quarter 2015 sales decreased 1 percent from last year. A 3 percent increase in tire unit volume was more than offset by a decrease in third-party chemical sales. Replacement tire shipments were up 1 percent. Original equipment unit volume was up 9 percent.

Second quarter 2015 segment operating income of $321 million was a 54 percent improvement over the prior year and a record for any quarter. The improvement was driven by favorable price/mix net of raw materials and higher tire volume.

Europe, Middle East and Africa

	Second Quarter		Six Months
(in millions)	2015	2014	2015	2014
Tire Units	14.8	15.1	30.7	31.3
Sales	$1,265	$1,580	$2,596	$3,256
Segment Operating Income	108	117	181	227
Segment Operating Margin	8.5%	7.4%	7.0%	7.0%

Europe, Middle East and Africa’s second quarter sales decreased 20 percent from last year to $1.3 billion, primarily due to unfavorable foreign currency translation. Sales also reflect a 2 percent decrease in tire unit volume, due to lower consumer tire sales and the company’s exit from the farm tire business. Replacement tire shipments were down 2 percent. Original equipment unit volume was down 2 percent.

Second quarter 2015 segment operating income of $108 million was 8 percent below the prior year due to unfavorable foreign currency translation, which more than offset favorable price/mix net of raw materials.

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Asia Pacific

	Second Quarter		Six Months
(in millions)	2015	2014	2015	2014
Tire Units	6.0	5.8	11.7	11.0
Sales	$491	$543	$941	$1,035
Segment Operating Income	84	76	151	141
Segment Operating Margin	17.1%	14.0%	16.0%	13.6%

While Asia Pacific’s second quarter tire unit volumes increased 5 percent, sales decreased 10 percent as volume growth was more than offset by unfavorable foreign currency translation and lower price/mix resulting from the impact of lower raw material costs on pricing. Replacement tire shipments were up 1 percent. Original equipment unit volume was up 11 percent, primarily in China and India.

Second quarter 2015 segment operating income of $84 million was up 11 percent from last year, primarily driven by improved volume and favorable price/mix net of raw materials, partially offset by higher SAG expenses.

Latin America

	Second Quarter		Six Months
(in millions)	2015	2014	2015	2014
Tire Units	4.2	4.4	8.6	8.4
Sales	$390	$489	$775	$911
Segment Operating Income	43	59	96	101
Segment Operating Margin	11.0%	12.1%	12.4%	11.1%

Latin America’s second quarter sales decreased 20 percent from last year to $390 million, due primarily to unfavorable foreign currency translation. Sales also reflect a 4 percent decrease in tire unit volume, primarily driven by a weak economy in Brazil and Venezuela. Replacement tire shipments were down 2 percent. Original equipment unit volume was down 11 percent.

Second quarter segment operating income of $43 million was down 27 percent from a year ago primarily due to the impact of inflation on both raw material and conversion costs as well as lower volume, partially offset by favorable price/mix.

Operating income in Venezuela was $36 million, up $17 million from 2014’s second quarter. This operating income excludes foreign currency exchange losses related to the Venezuelan bolivar fuerte, which were $12 million in the quarter and represented a $19 million greater loss versus the second quarter of 2014. The company previously indicated that it expected no earnings contribution from its Venezuelan operations in the second quarter.

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Outlook

The company reaffirmed its 2015-2016 financial targets, which include:

-	Segment Operating Income growth of between 10 percent and 15 percent per year;

-	Annual positive Free Cash Flow from Operations and,

-	An Adjusted Debt to EBITDAP ratio of 2.0x to 2.1x.

Shareholder Return Program

The company paid a quarterly dividend of 6 cents per share of common stock on June 1, 2015. The Board of Directors has declared a quarterly dividend of 6 cents per share payable September 1, 2015, to shareholders of record on July 31, 2015.

As a part of its previously announced $450 million share repurchase program, the company repurchased 1.6 million shares of its common stock for $50 million during the second quarter.

Conference Call

Goodyear will hold an investor conference call at 9 a.m. today. Prior to the commencement of the call, the company will post the financial and other related information that will be presented on its investor relations Web site: http://investor.goodyear.com.

Participating in the conference call will be Richard J. Kramer, chairman and chief executive officer, and Laura K. Thompson, executive vice president and chief financial officer.

Investors, members of the media and other interested persons can access the conference call on the Web site or via telephone by calling either 800-895-1085 or 785-424-1055 before 8:55 a.m. and providing the Conference ID “Goodyear.” A taped replay will be available by calling 800-723-5759 or 402-220-2662. The replay will also remain available on the Web site.

Goodyear is one of the world’s largest tire companies. It employs about 67,000 people and manufactures its products in 50 facilities in 22 countries around the world. Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate. GT-FN

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Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: our ability to implement successfully our strategic initiatives; actions and initiatives taken by both current and potential competitors; foreign currency translation and transaction risks; increases in the prices paid for raw materials and energy; a labor strike, work stoppage or other similar event; deteriorating economic conditions or an inability to access capital markets; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Operations (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share amounts)	2015	2014	2015	2014
NET SALES	$4,172	$4,656	$8,196	$9,125
Cost of Goods Sold	3,027	3,532	6,093	7,050
Selling, Administrative and General Expense	648	698	1,256	1,356
Rationalizations	46	24	62	65
Interest Expense	106	102	209	207
Other (Income) Expense	17	8	(111)	176

Income before Income Taxes	328	292	687	262
United States and Foreign Taxes	120	60	243	68

Net Income	208	232	444	194
Less: Minority Shareholders’ Net Income	16	19	28	32

Goodyear Net Income	192	213	416	162
Less: Preferred Stock Dividends	—	—	—	7

Goodyear Net Income Available to Common Shareholders	$192	$213	$416	$155

Goodyear Net Income Available to Common Shareholders- Per Share of Common Stock
Basic	$0.71	$0.77	$1.54	$0.59

Weighted Average Shares Outstanding	270	276	270	262
Diluted	$0.70	$0.76	$1.52	$0.58

Weighted Average Shares Outstanding	274	281	274	281
Cash Dividends Declared Per Common Share	$0.06	$0.05	$0.12	$0.10

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Balance Sheets (unaudited)

(In millions, except share data)	June 30,	December 31,
	2015	2014
Assets:
Current Assets:
Cash and Cash Equivalents	$1,638	$2,161
Accounts Receivable, less Allowance - $97 ($89 in 2014)	2,476	2,126
Inventories:
Raw Materials	488	535
Work in Process	144	149
Finished Products	1,913	1,987

	2,545	2,671
Deferred Income Taxes	579	570
Assets Held For Sale	218	—
Prepaid Expenses and Other Current Assets	239	196

Total Current Assets	7,695	7,724
Goodwill	563	601
Intangible Assets	132	138
Deferred Income Taxes	1,572	1,762
Other Assets	744	731
Property, Plant and Equipment less Accumulated Depreciation - $8,733 ($9,029 in 2014)	6,810	7,153

Total Assets	$17,516	$18,109

Liabilities:
Current Liabilities:
Accounts Payable-Trade	$2,602	$2,878
Compensation and Benefits	675	724
Liabilities Held For Sale	203	—
Other Current Liabilities	904	956
Notes Payable and Overdrafts	36	30
Long Term Debt and Capital Leases due Within One Year	321	148

Total Current Liabilities	4,741	4,736
Long Term Debt and Capital Leases	5,746	6,216
Compensation and Benefits	1,452	1,676
Deferred and Other Noncurrent Income Taxes	186	181
Other Long Term Liabilities	626	873

Total Liabilities	12,751	13,682
Commitments and Contingent Liabilities
Minority Shareholders’ Equity	569	582
Shareholders’ Equity:
Goodyear Shareholders’ Equity:
Common Stock, no par value:
Authorized, 450 million shares, Outstanding shares – 269 million (269 million in 2014) after deducting 9 million treasury shares (9 million in 2014)	269	269
Capital Surplus	3,117	3,141
Retained Earnings	4,727	4,343
Accumulated Other Comprehensive Loss	(4,143)	(4,143)

Goodyear Shareholders’ Equity	3,970	3,610
Minority Shareholders’ Equity – Nonredeemable	226	235

Total Shareholders’ Equity	4,196	3,845

Total Liabilities and Shareholders’ Equity	$17,516	$18,109

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

(In millions)	Six Months Ended June 30,
	2015	2014
Cash Flows from Operating Activities:
Net Income	$444	$194
Adjustments to Reconcile Net Income to Cash Flows from Operating Activities:
Depreciation and Amortization	349	371
Amortization and Write-Off of Debt Issuance Costs	5	10
Provision for Deferred Income Taxes	171	(1)
Net Pension Curtailments and Settlements	2	39
Net Rationalization Charges	62	65
Rationalization Payments	(86)	(119)
Net Gains on Asset Sales	(1)	(3)
Pension Contributions and Direct Payments	(51)	(1,257)
Net Venezuela Currency Loss	—	157
Gain on Recognition of Deferred Royalty Income	(155)	—
Changes in Operating Assets and Liabilities, Net of Asset Acquisitions and Dispositions:
Accounts Receivable	(439)	(376)
Inventories	(13)	(318)
Accounts Payable - Trade	(25)	86
Compensation and Benefits	(46)	35
Other Current Liabilities	(18)	(26)
Other Assets and Liabilities	75	9

Total Cash Flows from Operating Activities	274	(1,134)
Cash Flows from Investing Activities:
Capital Expenditures	(448)	(441)
Asset Dispositions	8	5
Decrease (Increase) in Restricted Cash	(6)	3
Short Term Securities Acquired	(49)	(41)
Short Term Securities Redeemed	21	46
Other Transactions	5	7

Total Cash Flows from Investing Activities	(469)	(421)
Cash Flows from Financing Activities:
Short Term Debt and Overdrafts Incurred	49	18
Short Term Debt and Overdrafts Paid	(43)	(24)
Long Term Debt Incurred	1,116	1,314
Long Term Debt Paid	(1,312)	(823)
Common Stock Issued	18	31
Common Stock Repurchased	(52)	(65)
Common Stock Dividends Paid	(32)	(26)
Preferred Stock Dividends Paid	—	(15)
Transactions with Minority Interests in Subsidiaries	(1)	(34)
Debt Related Costs and Other Transactions	(10)	—

Total Cash Flows from Financing Activities	(267)	376
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(61)	(180)

Net Change in Cash and Cash Equivalents	(523)	(1,359)
Cash and Cash Equivalents at Beginning of the Period	2,161	2,996

Cash and Cash Equivalents at End of the Period	$1,638	$1,637

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Non-GAAP Financial Measures (unaudited)

This earnings release presents Total Segment Operating Income, Free Cash Flow from Operations, Adjusted Net Income and Adjusted Diluted Earnings Per Share (EPS) on a historical basis and our targeted Total Segment Operating Income growth rate for 2015-2016 and our targeted ratio of Adjusted Debt to EBITDAP for 2016, which are important financial measures for the company but are not financial measures defined by U.S. GAAP, and should not be construed as an alternative to corresponding financial measures presented in accordance with U.S. GAAP.

Total Segment Operating Income is the sum of the individual strategic business units’ (SBUs) Segment Operating Income as determined in accordance with U.S. GAAP. Management believes that Total Segment Operating Income is useful because it represents the aggregate value of income created by the company’s SBUs and excludes items not directly related to the SBUs for performance evaluation purposes.

Free Cash Flow from Operations is the company’s Cash Flows from Operating Activities as determined in accordance with U.S. GAAP before pension contributions and direct payments and rationalization payments, less capital expenditures. Management believes that Free Cash Flow from Operations is useful because it represents the cash generating capability of the company’s ongoing operations, after taking into consideration capital expenditures necessary to maintain its business and pursue growth opportunities.

Adjusted Net Income is Goodyear’s Net Income as determined in accordance with U.S. GAAP adjusted for certain significant items. Adjusted Diluted EPS is the company’s Adjusted Net Income divided by Weighted Average Shares Outstanding-Diluted as determined in accordance with U.S. GAAP. Management believes that Adjusted Net Income and Adjusted Diluted EPS are useful because they represent how management reviews the operating results of the company excluding the impacts of rationalizations, asset write-offs, accelerated depreciation, asset sales and certain other significant items.

Adjusted Debt is the sum of our total debt and our global pension liability, each as determined in accordance with U.S. GAAP, and EBITDAP, as adjusted, represents Net Income (the most directly comparable U.S. GAAP financial measure) before interest expense, income tax expense, depreciation and amortization expense, net periodic pension cost, rationalization charges and other (income) and expense. We refer to the ratio of Adjusted Debt to EBITDAP because we believe it is widely used by investors as a means of evaluating a company’s leverage.

We are unable to present a quantitative reconciliation of our forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures, because management cannot reliably predict all of the necessary components of those U.S. GAAP financial measures without unreasonable effort. These components could be significant to the calculation of those U.S. GAAP financial measures in the future.

It should be noted that other companies may calculate similarly-titled non-GAAP financial measures differently and, as a result, the measures presented herein may not be comparable to such similarly-titled measures reported by other companies.

See the tables below for reconciliations of historical Total Segment Operating Income, Free Cash Flow from Operations, Adjusted Net Income and Adjusted Diluted EPS to the most directly comparable U.S. GAAP measures.

Total Segment Operating Income and Margin Reconciliation Table

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2015	2014	2015	2014
Segment Operating Income	$556	$460	$947	$833
Rationalizations	46	24	62	65
Interest Expense	106	102	209	207
Other (Income) Expense	17	8	(111)	176
Asset Write-offs and Accelerated Depreciation	—	2	2	3
Corporate Incentive Compensation Plans	22	19	35	46
Corporate Pension Curtailments/Settlements	—	—	—	33
Intercompany Profit Elimination	15	(4)	21	9
Retained Expenses of Divested Operations	2	3	4	7
Other	20	14	38	25

Income before Income Taxes	$328	$292	$687	$262
United States and Foreign Taxes	120	60	243	68
Less: Minority Shareholders Net Income	16	19	28	32

Goodyear Net Income	$192	$213	$416	$162

Sales	$4,172	$4,656	$8,196	$9,125
Return on Sales	4.6%	4.6%	5.1%	1.8%
Total Segment Operating Margin	13.3%	9.9%	11.6%	9.1%

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Free Cash Flow from Operations Reconciliation Table

	Three Months Ended June 30,
(in millions)	2015	2014
Net Income	$208	$232
Depreciation and Amortization	177	188
Working Capital (1)	92	(18)
Pension Expense (2)	36	38
Provision for Deferred Income Taxes	80	20
Other (3)	28	66
Capital Expenditures	(244)	(212)

Free Cash Flow from Operations (non-GAAP)	$377	$314
Capital Expenditures	244	212
Pension Contributions and Direct Payments	(25)	(34)
Rationalization Payments	(60)	(83)

Cash Flow from Operating Activities (GAAP)	$536	$409

Amounts are calculated from the consolidated Statements of Cash Flows except for pension expense, which is as reported in the Notes to Consolidated Financial Statements.

(1)	Working Capital represents total changes in accounts receivable, inventories and accounts payable – trade.
(2)	Pension expense is the net periodic pension cost (before curtailments, settlements and termination benefits) as reported in the pension-related note in the Notes to Consolidated Financial Statements.
(3)	Other includes amortization and write-off of debt issuance costs, net pension curtailments and settlements, net rationalization charges, net (gains) losses on asset sales, net Venezuela currency loss, compensation and benefits less pension expense, other current liabilities, and other assets and liabilities.

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Adjusted Net Income and Adjusted Diluted Earnings per Share Reconciliation Table

Second Quarter 2015	Net Income After-tax and Minority Interest	Weighted Average Shares Outstanding- Diluted	Diluted EPS
(In millions, except EPS)
Goodyear Net Income Available to Common Shareholders	$192	274	$0.70
Significant Items:
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	32
Discrete Tax Benefits	2
Transaction Costs and Net Gains on Asset Sales	3

	37		$0.14

As Adjusted	$229	274	$0.84

Second Quarter 2014	Net Income After-tax and Minority Interest	Weighted Average Shares Outstanding- Diluted	Diluted EPS
(In millions, except EPS)
Goodyear Net Income Available to Common Shareholders	$213	281	$0.76
Significant Items:
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	19
Charges for Labor Claims Related to a Closed Facility in Greece	10
Net Gains on Asset Sales	(4)
Settlement of Indirect Tax Claims	(13)

	12		$0.04

As Adjusted	$225	281	$0.80

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